NEWS FROM:		Exhibit 99.1

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES LEASE AGREEMENT

NEW YORK, NEW YORK (October 23, 2017) Griffin Industrial Realty, Inc. (NASDAQ: GRIF) (“Griffin”) today announced that it entered into a full building lease (the “Lease”) for an approximately 234,000 square foot industrial/warehouse building (the “Building”) to be built in New England Tradeport, Griffin’s industrial park in Windsor and East Granby, Connecticut. The tenant is an investment grade company that intends to use the Building for the distribution of automotive parts. The Lease, which would commence upon completion of construction of the Building, has a term of twelve years and six months with the tenant having several five year renewal options. Provided the tenant meets certain conditions, the tenant has an option (the “Expansion Option”) to cause Griffin to construct an approximately 54,000 square foot addition to the Building. If the tenant exercises the Expansion Option, the lease term for the entire building would be extended for at least ten years upon the tenant occupying the additional space. Griffin expects to commence construction of the Building upon receipt of all required governmental approvals and to deliver the completed building in the second half of 2018. There is no guarantee that Griffin will receive the required governmental approvals for construction of the Building.

Forward-Looking Statements:

 This Press Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements regarding the tenant’s use of the Building, obtaining governmental approvals for the Building and the timing of the completion of construction of the Building. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Other important factors that could affect the outcome of the events set forth in these statements include the risk that Griffin does not obtain governmental approvals for construction of the Building, that construction of the Building may not be completed when expected or at all, and the important factors described in Griffin's Securities and Exchange Commission filings, including the "Business," "Risk Factors" and "Forward-Looking Information" sections in Griffin's Annual Report on Form 10-K for the fiscal year ended November 30, 2016. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.